Exhibit 99.1

CytRx Announces Initial Results of Phase 3 Trial of Aldoxorubicin in Patients with Second-Line Soft Tissue Sarcoma; Subsequent Analysis to Be Announced Fourth Quarter 2016
- Study Shows Near Doubling of Response and Disease Control Rates -
- Company to Host Conference Call at 5:00 p.m. EDT/2:00 p.m. PDT Today -

LOS ANGELES – July 11, 2016 -- CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced the results of an analysis of its global, randomized, Phase 3 clinical trial of aldoxorubicin compared to investigator's choice therapy in patients with relapsed or refractory soft tissue sarcomas (STS).

In accordance with the FDA-granted special protocol assessment, the current analysis occurred following 191 progression events.  Because enrollment was interrupted by a partial clinical hold in November 2014, this analysis did not provide for sufficient follow-up for the nearly two-thirds of patients who entered the Phase 3 study after the hold was resolved and enrollment resumed.  This resulted in nearly half of all patients being censored (excluded) from the current progression free survival (PFS) evaluation.  CytRx expects to conduct a second analysis, which will include longer patient follow-up and allow for greater maturation of all endpoints.  The Company expects to announce the results of this evaluation and hold an end-of-Phase 3 meeting with the Food and Drug Administration (FDA) in the fourth quarter of 2016.  The partial clinical hold was related to a single patient enrolled in a compassionate use study, which was subsequently resolved successfully.

For the current evaluation, the study did not show a significant difference between aldoxorubicin and investigator's choice therapy for PFS, with a median of 4.17 months and 4.04 months, respectively, for the study's primary endpoint (hazard ratio: 0.91).  However, the most immediate indications of therapeutic activity, objective response rate (ORR) and disease control rate (ORR + stable disease ≥ 4 months), showed a near doubling in the aldoxorubicin arm compared to investigator's choice, including in patients who previously received treatment with doxorubicin.  Disease control rate for aldoxorubicin was significantly greater than investigator's choice therapy in the intent-to-treat population (p=0.048) as well as in patients who received prior doxorubicin (p=0.0415). Patients continue to be followed for overall survival (OS), a secondary endpoint of the trial.

"While results from this current analysis are immature, a near doubling of response rates with aldoxorubicin suggests a highly active therapy which may benefit certain patients with soft tissue sarcoma," said Sant Chawla, M.D., F.R.A.C.P., Principal Investigator and the Director of the Sarcoma Oncology Center in Santa Monica, California.  "Because enrollment was interrupted by a clinical hold, both PFS and response data need to be analyzed at a future date to account for patients enrolled later in the trial. I look forward to this subsequent analysis providing a more complete understanding of aldoxorubicin's potential in this very challenging disease."
Treatment-related adverse events for aldoxorubicin were consistent with those observed in prior studies.  Aldoxorubicin was not associated with clinically significant cardiac, kidney or liver toxicities.  The Company plans to present updated results of the study at an upcoming medical meeting.
"The complexity, in terms of tumor diversity and primary location, makes soft tissue sarcoma extremely difficult to treat, especially in the relapsed and refractory setting, resulting in few treatment advances over the last four decades," said Daniel Levitt, M.D., Ph.D., Executive Vice President and Chief Medical Officer of CytRx.  "This first-of-its-kind study in STS included a comparator arm with multiple regimens, allowing for treatments to be matched to specific sarcoma subtypes.  Despite a requirement for this challenging study design, aldoxorubicin demonstrated markedly greater activity over investigator's choice therapy.  That said, the unforeseen clinical hold that interrupted this study impacted the outcome of the current evaluation, underscoring a need for a subsequent analysis."

"In over 550 patients treated to date, aldoxorubicin has demonstrated anti-tumor activity in multiple tumor types and has shown a manageable safety profile," said Steven A. Kriegsman, CytRx's Chairman and CEO. "With approximately $68.2 million in cash and equivalents as of our last 10-Q filing, CytRx is funded through the next Phase 3 STS trial analysis and through a readout of our global Phase 2b trial of aldoxorubicin in small cell lung cancer.  We are deeply grateful for the continued support and commitment of the patients, their families, the investigators and clinical support professionals participating in the Phase 3 trial."
Conference Call and Webcast
CytRx management will be hosting a conference call and webcast today beginning at 5:00 p.m. Eastern time/2:00 p.m. Pacific time.  To access the conference call, dial 844-776-7849 (U.S. and Canada) or 661-378-9544 (international callers) and enter the conference ID number: 47877672.  A webcast will be available in the investor relations section of the company's website, www.cytrx.com.  A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 47877672.

About the Phase 3 Study

The randomized, controlled Phase 3 trial enrolled 433 patients at 79 sites in 15 countries including the U.S. and Canada.  Patients with metastatic, locally advanced or unresectable soft tissue sarcomas who had either not responded to, or who had progressed following treatment with one or more systemic regimens of non-adjuvant chemotherapy were randomized 1:1 to be treated with aldoxorubicin or the investigator's choice of an approved chemotherapeutic regimen, including doxorubicin, ifosfamide, dacarbazine, pazopanib (Votrient®), or gemcitabine plus docetaxel.  The primary endpoint of the study is PFS.  Secondary endpoints include overall survival, response rates and safety.  The Phase 3 trial is being conducted in accordance with a Special Protocol Assessment which was granted by the FDA.
About Soft Tissue Sarcoma
Soft tissue sarcoma is a cancer occurring in muscle, fat, blood vessels, tendons, fibrous tissues and connective tissue, and can arise anywhere in the body at any age. According to the American Cancer Society, there are approximately 50 types of soft tissue sarcomas. In 2016 more than 12,300 new cases were diagnosed in the U.S. and approximately 5,000 Americans died from this disease. In addition, approximately 40,000 new cases and 13,000 deaths in the U.S. and Europe are part of a growing underserved market.
About Aldoxorubicin
Aldoxorubicin is a rationally-engineered cytotoxic which combines doxorubicin, a widely used chemotherapeutic agent, with a novel linker molecule that binds directly and specifically to circulating albumin, the most abundant protein in the bloodstream.  Protein-hungry tumors concentrate albumin, which facilitates the delivery of the linker molecule with the attached doxorubicin to tumor sites.  In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. Typically, doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Using this acid-sensitive linker technology, aldoxorubicin delivers greater doses of doxorubicin (3 ½ to 4 times). To date, there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 2,000 mg/m2. Aldoxorubicin is the first-ever single agent to show superiority over doxorubicin in a randomized clinical trial in first-line STS.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its improved version of the widely used chemotherapeutic agent doxorubicin, and DK049, a novel drug conjugate which is expected to enter clinical trials in 2016.  CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical testing of aldoxorubicin and preclinical testing of its LADR™ linker technology platform, the outcome, timing or results of CytRx's clinical testing of aldoxorubicin, the risk that any future pre-clinical or human testing of compounds based on the LADR™ technology platform might not show efficacy or reduced side effects of those compounds, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 2 and Phase 3 clinical development of aldoxorubicin for SCLC and STS, respectively, and the preclinical and clinical development of compounds based on the LADR™ technology platform, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
(310) 826-5648, ext. 304
dhaen@cytrx.com
Media Contact:
Argot Partners
Eliza Schleifstein
(973) 361-1546
eliza@argotpartners.com
Investor Relations Contact:
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 Michelle Carroll
(212) 600-1902
michelle@argotpartners.com